UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d)

OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): March 16, 2021

Graham Corporation

(Exact name of Registrant as specified in its charter)

Delaware	1-8462	16-1194720
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

20 Florence Avenue, Batavia, New York	14020
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (585) 343-2216

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the Registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, par value $0.10 per share	GHM	NYSE

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Base Salary Adjustments

On March 16, 2021, the Compensation Committee (the “Compensation Committee”) of the Board of Directors (the “Board”) of Graham Corporation (the “Company”) approved a 3% increase to the base salaries of certain of the Company’s “named executive officers,” including Jeffrey F. Glajch, the Company’s Vice President - Finance & Administration and Chief Financial Officer, and Alan E. Smith, the Company’s Vice President and General Manager - Batavia, resulting in base salaries of $334,750 and $265,287, respectively.

Second Amendment to Mr. Glajch’s Employment Agreement

On March 16, 2021, the Company and Mr. Glajch entered into the Second Amendment (the “Amendment”) to the Amended and Restated Employment Agreement, dated as of July 29, 2010, as amended on September 12, 2019 (as so amended, the “Employment Agreement”). The Amendment provides that, in the event of a termination of Mr. Glajch’s employment with the Company within two years after a Change in Control, the Company will pay to Mr. Glajch a lump sum (subject to any applicable payroll or other taxes required to be withheld) in an amount equal to 2.5 multiplied by the sum of (i) Mr. Glajch’s salary at the rate in effect at the time of the termination of employment and (ii) the target amount of Mr. Glajch’s bonus under the Company’s Annual Executive Cash Bonus Plan (or successor plan thereto in effect at the time of the termination of employment) for the fiscal year that includes the date of the termination of employment.

The Amendment also provides that the Company will provide continuation of Mr. Glajch’s health and medical coverage pursuant to the Employment Agreement for a period of 18 months following a termination of Mr. Glajch’s employment with the Company within two years after a Change in Control.

“Change in Control,” as used in this Current Report on Form 8-K (the “Report”) and as defined in the Amendment, means: (i) certain corporate transactions that result in a change in the majority ownership of the Company; (ii) the acquisition of more than 25% of the voting shares of the Company by any person or persons acting in concert; (iii) the acquisition of substantially all of the assets of the Company by any person or persons acting in concert; or (iv) the occurrence of any event if, immediately following such event, at least 50% of the members of the Board do not belong to any of the following groups: (A) individuals who were members of the Board on August 11, 2020 or (B) individuals who first became members of the Board after August 11, 2020 either (1) upon election to serve as a member of the Board by the affirmative vote of a majority of the members of the Board, or a nominating committee thereof, in office at the time of such first election, or (2) upon election by the stockholders of the Company to serve as a member of the Board, but only if nominated for election by affirmative vote of a majority of the members of the Board or a nominating committee thereof, in office at the time of such first nomination. No other materials amendments were made to the Employment Agreement.

The foregoing summary of the Amendment is a summary of its terms, does not purport to be complete, and is qualified in its entirety by reference to the Amendment, a copy of which is being filed as Exhibit 10.1 to this Report and is incorporated herein by reference.

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Description

10.1	Second Amendment to the Amended and Restated Employment Agreement of Jeffrey F. Glajch, as amended, dated March 16, 2021

104	Cover Page Interactive Data File (embedded within the Inline XBRL document).

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned hereunto duly authorized.

Graham Corporation

Date: March 18, 2021	By:	/s/ Jeffrey Glajch
Jeffrey Glajch
Vice President – Finance & Administration and Chief Financial Officer